EXHIBIT 99.2

NASDAQ

The Nasdaq Stock Market

9600 Blackwell Road, Suite 300

Rockville, MD 20850

By Facsimile and First Class Mail

June 6, 2003

Mr. Lanny Lambert

Chief Financial Officer

eOn Communications Corporation

4105 Royal Drive Northwest, Suite 100

Kennesaw, Georgia 30144

Re:	eOn Communications Corporation (the “Company”)
Nasdaq Symbol: EONC

Dear Mr. Lambert:

On May 13, 2002, Staff notified the Company that the bid price of its common stock had closed at less than $1.00 per share over the previous 30 consecutive trading days, and, as a result, did not comply with Marketplace Rule 4450(a)(5) (the “Rule”). Therefore, in accordance with Marketplace Rule 4450(e)(2), the Company was provided 90 calendar days, or until August 12, 2002, to regain compliance with the Rule. On August 15, 2002, the Company transferred to The Nasdaq SmallCap Market and it was afforded the remainder of this market’s 180 calendar day grace period, or until November 11, 2002, to regain compliance with the minimum $1.00 bid price per share requirement, set forth in Marketplace Rule 4310(c)(8)(D). Furthermore, on November 13, 2002 the Company was provided an additional 180 calendar days, or until May 8, 2003, to regain compliance with the Rule. The Company has not regained compliance in accordance with Marketplace Rule 4310(c)(8)(D).

The Company did not demonstrate compliance with the minimum $1.00 closing bid price per share requirement by May 8, 2003, and in accordance with Marketplace Rule 4310(c)(8)(D), Staff provided the Company an additional 90 calendar days, or until August 11, 2003, to regain compliance. Since then, the closing bid price of the Company’s common stock has been at $1.00 per share or greater for at least 10 consecutive trading days. Accordingly, the Company has regained compliance with the Rule and this matter is now closed.

If you have any questions, please do not hesitate to contact Tony J. Lawrence, Listing Analyst, at 301-978-8043.

Sincerely,

/s/  Timothy J. Malinowski

Timothy J. Malinowski

Associate Director

Nasdaq Listing Qualifications